EXHIBIT 99.1

                   Gene Logic Restructures Genomics Division

    GAITHERSBURG, Md.--(BUSINESS WIRE)--Aug. 1, 2006--Gene Logic Inc. (NASDAQ:GLGC) announced today that it has initiated a plan to reduce the number of employees in its Genomics Division and related Corporate staff by eliminating approximately 80 positions, effective October 5, 2006. The action is being taken as part of an ongoing strategic review of the Genomics business. Retained employees will support existing products and services and ensure ongoing service levels are effectively maintained for current and prospective customers.
    Gene Logic is providing advance notice to affected employees, consistent with the federal Worker Adjustment and Retraining Notification (WARN) Act, which will allow for a reasonable transition of the business and allow affected employees to begin to seek other employment. Affected employees will be given severance and outplacement assistance costing approximately $1.5 million.
    Staff in the Company's Preclinical and Drug Repositioning Divisions will not be affected by this reduction.
    Once fully implemented, the Company estimates that these staff reductions will reduce its annual salary and fringe benefits costs by approximately $8.0 million. The Company expects additional savings in certain non-employee costs to be realized in connection with this restructuring.
    The Company has scheduled its second quarter earnings call for Friday, August 4, and plans to communicate the results of its strategic review by the end of September.

    Gene Logic Overview

    Gene Logic technologies and services are used by many of the world's top pharmaceutical and biotechnology companies. Over 150 organizations and government agencies have benefited from Gene Logic's diverse portfolio of drug development services, enabling them to make more informed, more reliable and more predictive decisions at each point in the highly complex and costly drug development process. Founded in 1994, Gene Logic is headquartered in Gaithersburg, Maryland, conducts additional research and development in facilities in Cambridge, Massachusetts, and has customer support operations in the U.S., Europe, and Asia.

    Safe Harbor Statement

    This news release contains forward-looking statements that involve significant risks and uncertainties that are discussed in our Annual Report on Form 10-K for the year ended December 31, 2005 (filed on March 16, 2006) and in subsequent filings made with the Securities and Exchange Commission and to the risks and uncertainties arising from the Company's ongoing strategic review of business. Gene Logic is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward-looking statement can be guaranteed and actual results may differ materially from those we project.

    CONTACT: Gene Logic Inc.
             Investor contact:
             Christopher Culotta, 301-987-1752
             Email: cculotta@genelogic.com
                 or
             Media contact:
             Lynn Kieffer, 301-987-1762
             Email:lkieffer@genelogic.com